[MasterCard Incorporated Letterhead]

August 29, 2012

VIA EDGAR

Re:	MasterCard Incorporated
Form 10-K for the Fiscal Year Ended December 31, 2011
Filed February 16, 2012
File No. 1-32877

SECURITIES AND EXCHANGE COMMISSION

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: Pradip Bhaumik, Esq.

Ladies and Gentlemen:

MasterCard Incorporated (the “Company”) is aware of its obligations under the Securities Exchange Act of 1934, as amended.

The Company acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

MASTERCARD INCORPORATED

By:	/s/ Bart S. Goldstein
	Name:	Bart S. Goldstein
	Title:	Corporate Secretary and Senior Associate General Counsel